Exhibit 10.18

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into on January 26, 2021, between Marc Lore (the “Associate”) and Walmart Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Walmart”).

RECITALS

WHEREAS, the Associate and Walmart mutually desire that the Associate separate from employment with Walmart; and

WHEREAS, the Associate and Walmart wish to express the understandings and agreements they have reached concerning the Associate’s separation from employment and have set forth those understandings and agreements in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.Separation Date. The parties acknowledge that the Associate’s employment with Walmart will terminate on January 31, 2021 (the “Separation Date”).

2.Consideration. Subject to compliance with the terms and conditions of this Agreement, including but not limited to Sections 4-9, the Associate shall receive a one-time payment of $36,000, less applicable withholding, to be paid as soon as practicable after the Separation Date, but in no event later than 45 days following the Separation Date. In addition, Walmart and the Associate agree to amend the terms and conditions of certain contingent payments owed to the Associate and to amend the terms and conditions of certain unvested restricted stock units held by the Associate, as follows:

a)Effective as of the Separation Date, Walmart and the Associate hereby amend the Deferred Contingent Merger Consideration Agreement by and between Walmart and the Associate dated August 7, 2016, as amended by that Amendment to Deferred Contingent Merger Consideration Agreement dated September 12, 2016 (as amended, the “Deferred Contingent Merger Consideration Agreement”), as follows:

i.Section 2 of the Deferred Contingent Merger Agreement is hereby deleted and replaced in its entirety as follows:

“All of your Deferred Contingent Merger Consideration will be deferred at the Closing and will be held back by the Acquiror and not paid to you. You will permanently forfeit (except as otherwise provided for below) for no consideration, and the Acquiror will permanently retain, any portion of the Deferred Contingent Merger Consideration that has not become payable to you pursuant to the terms of this Agreement in the event that you violate any of the terms and conditions of that certain “Separation Agreement” by and between you and Walmart dated January 26, 2021, as amended by the Letter Agreement between you and Walmart dated January 26, 2021, or the terms and conditions of that certain “Non-Competition, Non-Solicitation and No-Hire Agreement” by and between you and Walmart dated August 7, 2016, as amended by the Letter Agreement between you and Walmart dated January 26, 2021, (the “Forfeiture Provision”).

The Forfeiture Provision, and Acquiror’s right to retain, will lapse as to each installment of Deferred Contingent Merger Consideration set forth on Annex A attached hereto (the “Consideration Schedule”) on the corresponding date for such installment set forth on the Consideration Schedule, subject to your compliance with the Separation Agreement through such installment date, meaning that such installment of Deferred Contingent Merger Consideration will become payable to you on such corresponding installment date, without any interest. Deferred Contingent Merger Consideration that has become payable pursuant to the Consideration Schedule is referred to as “Due Merger Consideration”.

You will receive the payment of your Due Merger Consideration (without interest) on the last day of the calendar month in which such Due Merger Consideration becomes payable in accordance with the Consideration Schedule, provided that if the last day of any such calendar month is not a Business Day, such payment shall be made on the next succeeding Business Day.”

ii.Section 3 of the Deferred Merger Consideration Agreement is hereby deleted in its entirety.

b)Effective as of the Separation Date, Walmart and the Associate amend the terms and conditions of the restricted stock units (“RSUs) set forth in that Share-Settled Restricted Stock Unit Notification and Terms and Conditions by and between Walmart and the Associate dated September 19, 2016 (the “Notification”), as follows:

i.Paragraph 6 of the Notification is hereby deleted and replaced in its entirety as follows:

“Forfeiture Situation. The RSUs that would otherwise vest in whole or in part on the applicable Vesting Date (the “Unvested RSUs”) will not vest and will be immediately forfeited if, prior to the applicable Vesting Date, you violate any of the terms and conditions of that certain “Separation Agreement” by and between you and Walmart dated January 26, 2021, as amended by the Letter Agreement between you and Walmart dated January 26, 2021, or the terms and conditions of that certain “Non-Competition, Non-Solicitation and No-Hire Agreement” by and between you and Walmart dated August 7, 2016, as amended by the Letter Agreement between you and Walmart dated January 26, 2021, (a “Forfeiture Situation”). Upon the occurrence of a Forfeiture Situation, you shall have no further rights with respect to the Unvested RSUs or the underlying Shares.”

ii.Paragraph 7 of the Notification is hereby deleted in its entirety.

iii.Subparagraph D of Paragraph 11 of the Notification is hereby deleted in its entirety.

iv.Subparagraph J of Paragraph 11 of the Notification is hereby deleted and replaced in its entirety as follows:

“No claim or entitlement to compensation or damages shall arise from forfeiture of the Unvested RSUs and the Shares underlying the Unvested RSUs pursuant to Paragraph 6 above.”

c)Walmart and the Associate agree that the terms and conditions of the Unvested RSUs are governed by the Notification, as amended by this Agreement, and that the Notification, as amended by this Agreement, amends the Offer Letter from Walmart to the Associate dated August 7, 2016 as follows:

i.Paragraph III shall have no further force and effect.

d)Except as expressly modified by this Agreement, the terms of the Deferred Contingent Merger Agreement, as amended; the Notification, as amended; the Offer Letter and any other agreements between Walmart and the Associate, shall remain in full force and effect.

3.Other Benefits. After the Separation Date, Walmart will provide the Associate certain benefits in accordance with the terms and conditions of the Walmart plan or program pursuant to which such benefits were issued:

a)COBRA. At the Associate’s election and at the Associate’s expense, the Associate may choose to continue the Associate’s group medical and dental coverage for up to eighteen (18) months from the Separation Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)

b)Incentive Payments and Performance Shares. The Associate must remain employed through January 31, 2021 in order to be eligible for, and if the Associate remains employed through January 31, 2021, shall receive, a cash incentive payment and a performance equity payout for the fiscal year ending January 31, 2021. The Associate will not be eligible for a cash incentive payment or a performance equity payout for the fiscal year ending January 31, 2022 or any subsequent fiscal year.

c)Equity Grants. Except as provided by Section 2 above, all unvested equity grants (e.g., stock options, performance shares, restricted stock, etc.) under Walmart’s stock incentive plans as of the Separation Date will be cancelled.

d)Other Payments and Benefits. The Associate is not entitled to any other payments or benefits not provided for in this Agreement, unless the payment or benefit is provided for through the Associate’s participation in an established Walmart-sponsored plan or program. In addition, unless otherwise provided for in the plan, the Associate’s participation in all Walmart-sponsored benefit plans or programs will end on the Separation Date.

e)Section 409A. Notwithstanding anything contained herein or in any Walmart-sponsored plan to the contrary, the Associate acknowledges that any and all distributions of benefits under any Walmart deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after the Associates incurs a “separation from service” as defined in Section 409A.

4.Releases.

a)Release and Waiver of Claims. In exchange for, and in consideration of, the payments, benefits, and other commitments described above, the Associate releases Walmart from any and all claims of any kind, whether known or unknown, that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart). This waiver and release of claims includes any claims the Associate may have under the laws of any foreign jurisdiction. For illustration purposes and not as a limitation, the claims the Associate is releasing include any claims for damages, costs, attorneys’ fees, expenses, compensation or any other monetary recovery. Further, the Associate specifically waives and releases all claims he may have that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart) regarding veteran’s status; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Family and Medical Leave Act (“FMLA”), as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Genetic Information Non-Discrimination Act; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act (“WARN”), as amended; any applicable state WARN-like statute; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act (FLSA); the Massachusetts Overtime Law; the Massachusetts Payment of Wages Law; the Massachusetts Fair Employment Practices Act; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq.; the New Jersey Law Against Discrimination; the West Virginia Human Rights Act, W. Va. CSR §77-6-3; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the Wage Orders of the California Industrial Welfare Commission; the California Unfair Business Practices law (Cal. Bus. and Prof. Code Sec. 17200, et seq.); California WARN

(CA Labor Code Section 1400-1408); and all state or local statutes, ordinances, or regulations regarding anti-discrimination employment laws, as well as all matters arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, retaliation, and leaves of absence claims; and any claims related to emotional distress, mental anguish, benefits, or any other claim brought under local, state or federal law.

b)Release of Age Discrimination Claims. With respect to the Associate’s release and waiver of claims under the ADEA as described in Section 4(a) above, the Associate agrees and acknowledges the following:

i.The Associate has reviewed this Agreement carefully and understands its terms and conditions. The Associate has been advised, and by this Agreement is again advised, to consult with an attorney of the Associate’s choice prior to entering into this Agreement.

ii.The Associate shall have twenty-one (21) days from receipt of this Agreement to consider and execute the Agreement by fully executing it below and returning it to Walmart; otherwise, the terms and provisions of this Agreement become null and void. The Associate agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original review period.

iii.The Associate will have a period of seven (7) calendar days after Associate signs the Agreement during which to revoke the Agreement. The Associate must deliver written notice of revocation during the seven (7) day period to Jackie Telfair, Senior Vice President, Global Total Rewards, or to her successor. Any revocation within this period must expressly state, “I hereby revoke my Agreement,” and must be postmarked within seven (7) calendar days of the Associate’s execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period will not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

iv.The Associate knows that he is waiving his rights under the ADEA and does so voluntarily. The Associate realizes the waiver does not include any ADEA rights which may arise after the Associate signs this Agreement. By signing this Agreement, the Associate acknowledges that he is receiving consideration that the Associate would not otherwise be entitled to receive.

v.No payments pursuant to Section 2 of this Agreement shall occur or be effective until after the Associate has executed and delivered this Agreement to Walmart, the above-mentioned seven-day revocation period has expired, and the Associate has separated from employment as set forth in Section 1 of this Agreement.

c)Limitation of Release. Nothing in this Agreement releases Associate’s claims for workers’ compensation or unemployment benefits. Nothing in this Agreement prevents Associate from pursuing administrative claims with or otherwise assisting government agencies, including engaging in or participating in an investigation or proceeding conducted by, or providing information to, the EEOC, NLRB, the Securities and Exchange Commission, or any federal, state or local agency charged with the enforcement of employment or other laws. Associate acknowledges and agrees, however, that the separation payments set forth in Section 2 of this Agreement are in full satisfaction of any amounts to which the Associate might be entitled from any claim against Walmart released under this Section 4, and that, as a result of this release and waiver of claims, the Associate is not entitled to receive any additional individual monetary relief from Walmart. This release and waiver of claims will not apply to rights or claims that may arise after the effective date of this Agreement. This Agreement is not intended to release and does not release or include claims that the law states cannot be waived by private agreement, nor does it prevent the Associate from receiving any whistleblower or similar award. Nothing in this subparagraph or in this Agreement is intended to limit or restrict any rights the Associate may have to enforce this Agreement or challenge the Agreement’s validity under the ADEA, or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by settlement. Further, nothing in this Agreement is intended to waive the Associate’s right to vested benefits under any Walmart-sponsored benefit plan or program.

d)Agreement not to File Suits. By signing this Agreement, Associate agrees not to file a lawsuit to assert any claims released under this Section 4. Associate also agrees that if Associate breaches this provision, Associate will be liable for all costs and attorneys’ fees incurred by any person against whom claims were released under Section 4(a) resulting from such action if the court in such action affirmatively determines that the person that incurred such costs and attorneys’ fees is the prevailing party, taking into account all claims made by any party to such action.

5.Confidential Information. The Associate acknowledges that in the course of his employment with Walmart, he has had access to Confidential Information (as defined below) and that he may continue to have access to Confidential Information after the Separation Date by virtue of providing certain consulting services to Walmart. The Associate agrees that he will not at any time, whether prior to or subsequent to the Separation Date, directly or indirectly use any Confidential Information obtained during the course of his employment with Walmart or otherwise, except as previously authorized by Walmart in writing. Additionally, the Associate shall not at any time, whether prior to or subsequent to the Separation Date, disclose any Confidential Information obtained during the course of his employment with Walmart or otherwise, unless such disclosure is (a) previously authorized by Walmart in writing, (b) required by applicable legal proceeding, or (c) as permitted by Section 17(a) of this Agreement. In addition, the Associate shall not disclose any information for which Walmart holds a legally recognized privilege against disclosure or discovery (“Privileged Information”) or take any other action that would cause such privilege to be waived by Walmart. With respect to (b) above only, in the event that the Associate is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information or Privileged Information, the Associate shall provide Walmart with prompt prior written notice of such requirement. The Associate shall also, to the extent legally permissible, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, the Associate shall (a) disclose such information only to the extent required in the written opinion of the Associate’s legal counsel, and (b) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, the Associate and his legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information or Privileged Information that is so disclosed is accorded confidential treatment by the recipient thereof.

“Confidential Information” means information pertaining to the business of Walmart, and includes, without limitation, information regarding processes, suppliers, consultants and service providers (including the terms, conditions, or other business arrangements with suppliers, consultants and service providers), advertising, marketing, and external and internal communications plans and strategies, labor matters and strategies, government relations plans and strategies, litigation matters and strategies, Foreign Corrupt Practices Act investigatory and compliance information and strategies, tax matters and strategies, community relations and public affairs plans and strategies, charitable giving plans and strategies, sustainability plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Walmart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non public technical information regarding the business of Walmart. “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Associate or any of the Associate’s representatives or information that Walmart has authorized the Associate to disclose.

As requested by Walmart, the Associate shall return to Walmart all documents, programs, software equipment, files, statistics, and other written or electronic business materials, including any and all copies both paper and electronic, concerning Walmart.

6.Cooperation.

a)Cooperation with Walmart. The Associate may from time to time after the Separation Date be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings against Walmart. The Associate will, upon reasonable written notice, provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, investigations, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which the Associate has material knowledge and was materially involved. If the assistance is at Walmart’s request, Walmart will compensate the Associate for all reasonable costs and expenses.

b)Cooperation with Governmental Authorities. From time to time, Walmart may be under investigation by various governmental authorities. Walmart encourages the Associate to cooperate with all such investigations. If such assistance is requested by a governmental authority, Walmart shall reimburse the Associate for all reasonable costs and expenses.

c)Board Membership. Effective as of the Separation Date, the Associate hereby resigns from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which the Associate may be a member, resigns as an officer of any and all Walmart entities, resigns as Walmart’s representative on any external trade, industry or similar associations, and agrees to sign any documents acknowledging such resignations, as may be requested by Walmart.

7.Non-disclosure and Non-disparagement. The Associate agrees, acknowledges and confirms that he has complied with and will continue to comply with the most recent Non-Disclosure and Restricted Use Agreement between the Associate and Walmart (the “Non-Disclosure Agreement”). The Associate further agrees, promises and covenants that he shall not directly or indirectly at any time, whether prior to or subsequent to the Separation Date: a) discuss or disclose the existence or terms of this Agreement with anyone, except as permitted below; or b) make disparaging comments regarding Walmart, its business strategies and operations, and any of Walmart’s officers, directors, associates, and shareholders, except that nothing herein shall prevent the Associate from providing truthful information and testimony to government authorities, nor shall it prevent the Associate from providing truthful information and testimony in any legal proceedings or as otherwise provided by law. The Associate agrees and understands that the terms of this Agreement are CONFIDENTIAL including the existence, fact and terms of this Agreement and the fact that money was paid to the Associate. Except as permitted by Section 17(a) below, the Associate warrants to have not disclosed the above to anyone prior to signing and will not disclose to anyone the existence, fact and terms of this Agreement, except for the Associate’s spouse, attorney, and financial advisor, all of whom shall be informed of the confidential nature of this Agreement and agree to abide by its terms.

8.Code of Conduct and Compliance with Laws. The Associate has read and understands the provisions of Walmart’s Code of Conduct and agrees to abide by the provisions thereof to the extent applicable to former Walmart associates. The Associate further acknowledges that the Associate has complied with the applicable Code of Conduct, as well as with all applicable laws, rules and regulations, during the Associate’s employment with Walmart. The discovery of a failure to abide by the Code of Conduct and/or comply with all applicable laws, rules or regulations, whenever discovered, shall, in addition to any other remedies under this Agreement, entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

9.Covenant not to Compete. The Associate agrees, promises, and covenants that:

a)Until September 19, 2023, the Associate will not, except as permitted in the accompanying Letter Agreement between the parties, dated January 26, 2021 (the “Letter Agreement”) directly or indirectly, including on behalf of any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization, or other entity:

i.own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 9.b(i), and/or any Global Retail Business as defined below in Section 9.b(ii); and/or

ii.solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart in soliciting for employment, hiring, or offering employment to, any Officer, Officer Equivalent or Management Associate of Walmart, or any of its subsidiaries or affiliates.

b)For purposes of this Agreement:

i.the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $7 billion.

ii.the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $7 billion in any country pursuant to b(ii)(a) or in the aggregate equal to or in excess of U.S.D. $7 billion in any countries taken together pursuant to b(ii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $7 billion.

c)For purposes of this Agreement and the Letter Agreement, the term “Management Associate” shall mean any domestic or international associate holding the title of “manager” or above.

d)For purposes of this Agreement and the Letter Agreement, the term “Officer” shall mean any domestic Walmart associate who holds a title of Vice President or above.

e)For purposes of this Agreement and the Letter Agreement, the term “Officer Equivalent” shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

f)Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

Except as expressly set forth in this Agreement and the Letter Agreement, all terms and conditions of the Non-Compete Agreement remain in full force and effect.

10.Affirmation. Other than may be provided for in any class or collective action that was pending against Walmart as of the date of this Agreement, the Associate states and acknowledges that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due him, except as provided for in this Agreement. The Associate also states and confirms that he has reported to Walmart any and all work-related injuries incurred by him during his employment by Walmart. Further, Associate acknowledges that he has been properly provided any leave of absence because of the Associate’s or the Associate’s family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave. Additionally, Associate specifically acknowledges that he has not made any request for leave pursuant to FMLA which was not granted; and, Walmart has not interfered in any way with Associate’s efforts to take leave pursuant to FMLA.

11.Advice of Counsel. The Associate has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of the Associate’s choice. The Associate understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

12.Non-Admission. The parties acknowledge that the terms and execution of this Agreement are the result of negotiation and compromise, that this Agreement is entered into in good faith, and that this Agreement shall never be considered at any time or for any purpose as an admission of liability by Walmart or that Walmart acted wrongfully with respect to the Associate, or any other person, or that the Associate has any rights or claims whatsoever against Walmart arising out of or from the Associate’s employment. Walmart specifically denies any liability to the Associate on the part of itself, its employees, its agents, and all other persons and entities released herein.

13.Return of Company Property. As soon as practical after the Separation Date, the Associate will return all Walmart-owned property including but not limited to any computers, hand-held computing devices (e.g., iPhone, iPad, Surface, etc.), cell phones, videoconferencing equipment (e.g., Tandberg), documents, files, computer files, keys, ID’s, credit cards, and Associate and spouse discount cards, if any, except for such property that Associate and Walmart agree Associate needs to perform his post-employment consulting services for Walmart.

14.Taxes. The Associate acknowledges and agrees that the Associate is responsible for paying all taxes and related penalties, and interest on the Associate’s income. Walmart will withhold taxes, including from amounts or benefits payable under this Agreement, and report them to tax authorities, as it determines it is required to do by law. Although the payments under this Agreement are intended to comply with the requirements of Section 409A and Walmart intends to administer this Agreement so that it will comply with Section 409A, Walmart has not warranted to the Associate that taxes and penalties will not be imposed under Section 409A or any other provision of federal, state, local, or non-United States law.

15.Remedies for Breach. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights or remedies. Associate acknowledges that a breach of the provisions of Sections 5, 7, and 9 above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections 5, 7, and 9 are a reasonable attempt by Walmart to safeguard its rights and protect its confidential information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 5, 7, and 9, Walmart shall be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections 5, 7, and 9. If a court of law determines that Associate breached Sections 5, 7, or 9 of this Agreement, the Associate agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart and to return immediately to Walmart all of the monies previously paid to the Associate by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Agreement or by law, including injunctive relief. In addition to any other remedies at law or at equity, if at any time the Associate fails to comply with the terms, provisions or conditions of this Agreement, the Associate acknowledges that Walmart is not obligated to make any further Transition Payments to the Associate.

16.Recoupment. Notwithstanding any other provision of this Agreement to the contrary, Associate agrees and acknowledges that all amounts and benefits provided under this Agreement and all compensation paid during the course of Associate’s employment with Walmart will be subject to the recoupment policies adopted by the Company from time to time, and including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of Walmart may be listed.

17.Miscellaneous.

a)Protected Rights. Nothing in this Agreement is intended to prohibit the Associate from engaging in any legally protected communication or action. Nothing contained in this Agreement shall restrict, limit or otherwise modify Associate’s rights under Walmart’s Open Door Policy. Nothing contained in this Agreement is intended to discourage the Associate from reporting any activity or information under the Global Statement of Ethics or to a governmental agency as permitted by any “whistleblower” laws. Associate shall not be held liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Walmart trade secret or other confidential information to a government official or an attorney for purposes of reporting or investigating a suspected violation of law or regulation, or in a court filing under seal, nor shall Associate be required to obtain approval or notify Walmart prior to making any such disclosure.

b)Entire Agreement. This Agreement, along with the Non-Disclosure Agreement, the Deferred Contingent Merger Consideration Agreement, as amended herein, the Notification, as amended herein, the Non-Competition Agreement, as amended herein, the Offer Letter, as amended herein, the Letter Agreement, and the Consulting Agreement between Mr. Lore and Walmart (the “Consulting Agreement”) (collectively, the “Lore Agreements”) contains the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in the Lore Agreements or incorporated by reference in the Lore Agreements. The parties agree that no prior statements by either party will be binding unless contained in this Agreement or the Non-Disclosure Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by the Associate and the authorized representative of Walmart whose signature appears below.

c)Conflict with Other Agreements and Exhibits. If the terms and provisions of this Agreement or the Letter Agreement conflict with the terms and provisions of any of the other aforementioned Lore Agreements or any exhibits to any of the Lore Agreements, the terms and provisions of this Agreement and the Letter Agreement will govern.

d)Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

e)Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

f)Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs.

g)Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The Parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the of the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless all of Walmart’s individual directors, officers, employees, and representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MARC LORE		WALMART, INC.

/s/ Marc Lore	By:	/s/ Jackie Telfair
	Name:	Jackie Telfair
	Title:	SVP, Global Total Rewards